Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "MDB CAPITAL HOLDINGS, LLC", FILED IN THIS OFFICE ON THE TENTH DAY OF AUGUST, A.D. 2021, AT 4:50 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6155866 8100
SR# 20212940705

Authentication: 203891007
Date: 08-10-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:50 PM 08/10/2021
FILED 04:50 PM 08/10/2021
SR 20212940705 - File Number 6155866

Certificate of Formation

of

MDB Capital Holdings, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

FIRST: The name of the limited liability company formed hereby is:

MDB Capital Holdings, LLC

SECOND: The address of the registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, DE 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 10th day of August, 2021.

/s/ Sheila Kaupas
Sheila Kaupas, Authorized Person